Exhibit 21

SUBSIDIARIES OF ALTISOURCE RESIDENTIAL CORPORATION

Altisource Residential, L.P., a Delaware limited partnership

Altisource Residential GP, LLC, a Delaware limited liability company

ARNS, Inc., a Delaware corporation

ARLP Trust, a Delaware statutory trust

ARLP Trust 2, a Delaware statutory trust

ARLP Trust 3, a Delaware statutory trust

ARLP Trust 4, a Delaware statutory trust

NewSource Reinsurance Company Ltd., a Bermuda limited liability company